Filed Pursuant to Rule 433

Registration Statement No. 333-184713

Pricing Term Sheet

November 8, 2012

Terex Corporation

$850,000,000 aggregate principal amount of

6.000% Senior Notes due 2021

This term sheet to the preliminary prospectus supplement dated November 7, 2012 should be read together with the preliminary prospectus supplement before making a decision in connection with an investment in the securities. The information in this term sheet supersedes the information contained in the preliminary prospectus supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meaning ascribed to them in the preliminary prospectus supplement.

Issuer:	Terex Corporation

Security Description:	6.000% Senior Notes due 2021 (the “notes”)

Distribution:	SEC Registered

Principal Amount:	$850,000,000

Gross Proceeds:	$850,000,000

Coupon:	6.000%

Maturity:	May 15, 2021

Offering Price:	100.000% of principal amount

Underwriting Discount:	1.50%

Yield to Maturity:	6.000%

Spread to Benchmark Treasury:	464 bps

Benchmark Treasury:	3.125% UST due May 15, 2021

Ratings*:	Moody’s: B3 S&P: B+

Interest Payment Dates:	Semi-annually in arrears on each May 15 and November 15, commencing on May 15, 2013

Optional Redemption:	Redemption Period November 15, 2016 November 15, 2017 November 15, 2018	Price 103.000% 101.500% 100.000%

Make-whole Redemption:	Callable prior to November 15, 2016 at make-whole call price of Treasury + 50 bps

Equity Clawback:	Redeem until November 15, 2015 at 106.000% for up to 35.0% of notes

Trade Date:	November 8, 2012

Settlement Date:	November 26, 2012 (T+10)**

CUSIP:	880779 AY9

ISIN:	US880779AY95

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. RBS Securities Inc. UBS Securities LLC

Lead Manager:	Commerz Markets LLC

Co-Managers:	Barclays Capital Inc. Credit Agricole Securities (USA) Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

(*)

These securities ratings have been provided by Moody’s and S&P.  These ratings are not a recommendation to buy, sell or hold these securities.  Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

(**)

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified in this communication, which will be the tenth business day following the date of the notes (this settlement cycle being referred to as “T+10”).  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the notes on the date of pricing, or any of the next six succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.  To calculate the number of days that the notes will trade under alternate settlement, count back four days from the settlement date (including the settlement date) and all the remaining days including the trade date (T) will be the number of alternate days.  Purchasers who wish to trade the notes on the date of pricing or the next succeeding six business days should consult their own advisor.

There will not be a Concurrent Offering of the Euro Notes.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.